David P. Reed	Phil Bourdillon/Gene Heller
President, North American Operations	Silverman Heller Associates
(714) 549-0421, x8245	(310) 208-2550

CERADYNE, INC. RECEIVES U.S. MARINE CORPS DEVELOPMENTAL
TEST HELMET AWARDS

Costa Mesa, California: Salem, New Hampshire—July 23, 2009—In response to the U.S. Marine Corps Systems Command (MARCORSYSCOM) solicitation, Ceradyne, Inc. (NASDAQ: CRDN) has been awarded Developmental Test Helmet awards valued at approximately $1.2 million. These test helmets are expected to be delivered within 30 days.

On June 9, 2009, Ceradyne announced that it had acquired substantially all of the business, assets and technology of the Salem, New Hampshire based helmet manufacturer, Diaphorm Technologies, LLC. Simultaneously, Ceradyne announced that it had submitted a response to a Marine Corps solicitation, now in conjunction with the U.S. Army PEO Soldier. The solicitation was for the procurement of Enhanced Combat Helmets (ECH) with the intention to procure prototype combat helmets with the option to field production helmets to both services.

This Developmental Test Helmet awards are a direct result of the solicitation. The government has the option of procuring a minimum of 310 helmets and a maximum of approximately 246,840 helmets over the next two years.

As Ceradyne stated in its June 9, 2009 press release, “Ceradyne’s strategy is to combine its successful track record in body armor programs with the proprietary helmet-forming technologies of Diaphorm to create a world class manufacturer of Enhanced Combat Helmets. Ceradyne-Diaphorm’s Enhanced Combat Helmet will provide substantively increased levels of protection, utilizing high-volume repeatable manufacturing with reliable on-time delivery to support expedited procurements.”

David Reed, President of North American Operations, commented: “Our Enhanced Combat Helmet team is very pleased and excited regarding this recent award. This type of product is exactly what we had in mind when we developed our diversification and acquisition strategy—taking advantage of our state-of-the-art ballistic technology in areas of the military where our past performance and quality are already established. This strategy led directly to our recent Diaphorm acquisition.

“Our intention is to maintain the helmet research and development activities in Salem, New Hampshire, and, assuming a production award, implement a production volume helmet line in our state-of-the-art ‘lean’ armor assembly plant in Irvine, California.”

Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

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